UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 27, 2007

TULLY’S COFFEE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Washington	0-26829	91-1557436
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3100 Airport Way South, Seattle, Washington 98134

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (206) 233-2070

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders

(a) On June 27, 2007, our shareholders approved two amendments (the “Amendments”) to our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”). The first amendment effects a one-for-eight reverse stock split (the “Reverse Split”) of all issued and outstanding shares of our common stock. The second amendment changes the definition of “Qualified Public Offering” in Article II, Section 2.8(c)(ii) of our Articles of Incorporation to eliminate a requirement that such offering have a minimum per share price (the “Threshold”). The articles of amendment effecting the Amendments to our Articles of Incorporation (the “Articles of Amendment”) were filed with the Secretary of State of the State of Washington on June 27, 2007. The Amendments became effective on June 28, 2007. See Item 5.03 below.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a) Amendments to the Articles of Incorporation

On June 27, 2007, at a Special Meeting of Shareholders, our shareholders approved two Amendments to our Articles of Incorporation. The first Amendment effects a one-for-eight reverse stock split of all issued and outstanding shares of our common stock. The second amendment changes the definition of “Qualified Public Offering” in Article II, Section 2.8(c)(ii) of our Articles of Incorporation to eliminate a requirement that such offering have a minimum per share price. The Amendments became effective on June 28, 2007. The following description is qualified by reference to the Articles of Amendment to our Articles of Incorporation filed as Exhibit 3.1 hereto.

Reverse Split

On June 27, 2007, at the Special Meeting of Shareholders, our shareholders approved an Amendment to our Articles of Incorporation to effect a one-for-eight reverse stock split of all issued and outstanding shares of our common stock. Following the Reverse Split, the number of shares of common stock outstanding decreased from approximately 21,491,678 shares to approximately 2,685,267 shares.

The pro rata ownership of each holder of Tully’s stock, including voting and other rights, is essentially the same before and after the Reverse Split, because the shares held by all other shareholders, and issuable to our warrant and option holders, are subject to the same proportionate reduction. However, no fractional shares of common stock will be issued as a result of the Reverse Split. Instead, shareholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the one-for-eight ratio, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the value of one share of our common stock on June 28, 2007 as determined by our Board of Directors by (ii) the number of shares of common stock held by such shareholder that would otherwise have been exchanged for a fractional share interest.

Amendment of Definition to “Qualified Public Offering” to Eliminate Minimum Offering Price Threshold

On June 27, 2007, at the Special Meeting of Shareholders, our shareholders also approved an Amendment to our Articles of Incorporation to change the definition of “Qualified Public Offering” in Article II, Section 2.8(c)(ii) of our Articles of Incorporation to eliminate a requirement that such offering have a minimum per share price. Prior to the such Amendment, Article 2.8(c)(ii) of our Articles of Incorporation provided that each share of our Series A Preferred Stock shall automatically be converted into shares of common stock immediately upon the earlier of (A) a “Qualified Public Offering” or (B) the date upon which Tully’s obtains the consent of the holders of at least seventy-five percent of the then outstanding shares of Series A Stock. “Qualified Public Offering” was defined as the consummation of Tully’s first sale of its common stock to the public pursuant to a registration statement on Form S-1 or Form SB-2 at an aggregate price to the public of at least $15 million “and a per share price to the public of at least $5.00 (as adjusted for stock splits, combinations, recapitalizations, and the like).” The Amendment approved by the shareholders eliminates the requirement that such offering have a minimum per share price.

Item 7.01 Regulation FD Disclosure

On June 27, 2007, we issued a press release regarding shareholder approval of the Amendments, including the Reverse Split and the elimination of the Threshold from the definition of “Qualified Public Offering” A copy of that press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01 Regulation FD Disclosure

(d) Exhibits

Exhibit	Description
3.1	Articles of Amendment to Amended and Restated Articles of Incorporation of Tully’s Coffee Corporation dated June 27, 2007

99.1	Tully’s Coffee Corporation Press Release dated June 27, 2007

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TULLY’S COFFEE CORPORATION

Date: June 29, 2007	By:	/s/ Kristopher S. Galvin
Kristopher S. Galvin
Executive Vice-President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit	Description
3.1	Articles of Amendment to Amended and Restated Articles of Incorporation of Tully’s Coffee Corporation dated June 27, 2007

99.1	Tully’s Coffee Corporation Press Release dated June 27, 2007

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